UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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THE STUDENT LOAN CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	April 27, 2005

Date of Meeting:	May 19, 2005
Time:	8:30 a.m., Eastern Time
Place:	The Waldorf-Astoria
301 Park Avenue
New York, New York 10022
(212) 355-3000

At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

•	To elect three directors to hold office until the annual meeting in 2008, and until the election and qualification of their successors; to elect one director to hold office until the annual meeting in 2007, and until the election and qualification of his successor; and to elect one director to hold office until the annual meeting in 2006, and until the election and qualification of his successor;

•	To ratify the selection of KPMG LLP as independent auditors for 2005; and

•	To transact such other business as may properly come before the meeting.

Please complete the enclosed proxy card and return it promptly in the enclosed envelope. Stockholders of record at the close of business (5:00 P.M., Eastern Time) on March 31, 2005 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for 10 days preceding the meeting at 750 Washington Boulevard, 9th Floor, Stamford, Connecticut, and also will be available for inspection at the meeting itself.

By order of the Board of Directors,

Michael J. Reardon

Chief Executive Officer

THE STUDENT LOAN CORPORATION

750 Washington Boulevard

Stamford, CT 06901

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Student Loan Corporation (the “Corporation”). These proxies will be voted at the Annual Meeting of Stockholders of the Corporation, to be held at The Waldorf-Astoria, 301 Park Avenue, New York, New York, on May 19, 2005 (the “Annual Meeting”), at 8:30 a.m. (Eastern Time), and at any adjournments or postponements of such meeting. The Board of Directors has set the close of business (5:00 P.M., Eastern Time) on March 31, 2005 as the record date for determining stockholders entitled to notice of and to vote at the meeting. As of the record date there were 20 million shares of the Corporation’s common stock outstanding and eligible to vote. Citibank, N.A. owns 80% of the Corporation’s outstanding common stock. Each share of common stock entitles the holder thereof to one vote on each matter that is voted on at the meeting. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about April 27, 2005.

PROPOSAL 1:    ELECTION OF DIRECTORS

On April 13, 2005, the Corporation’s Board of Directors passed a resolution which increased the size of the Board of Directors from eight members to nine members. The Corporation currently has seven directors and two vacancies on its Board of Directors. Two nominees have been proposed by the Board of Directors to fill the two vacancies.1

The Corporation’s directors are divided into three classes. The directors of each class serve for a term of three years, and, therefore, the stockholders of the Corporation generally will elect one-third of the directors at each annual meeting. Of the current members, Ms. Doynow, Mr. Drake and Mr. Reardon serve for a term expiring at the Annual Meeting; Dr. Handler and Mr. Levinson serve for a term expiring at the annual meeting in 2006; and Mr. Beckmann and Dr. Glover serve for a term expiring at the annual meeting in 2007.

Two other nominees, Ms. Stephanie B. Mudick and Mr. Simon Williams, have been proposed for election as directors of the Corporation.

Ms. Doynow, Mr. Drake and Ms. Mudick have been proposed for election as directors of the Corporation to hold office until the third annual meeting following their election; Mr. Reardon has been proposed for election as

1	On January 20, 2005, David W. Young resigned as a director of the Corporation, and, on the same date, the vacancy that resulted from Mr. Young’s resignation was filled by Mr. John W. Watkins, who was elected a director by the Board of Directors of the Corporation. Mr. Watkins resigned from the Corporation on February 11, 2005 when he left his position as Group Credit Director of U.S. Retail Banking and U.S. Consumer Finance at Citigroup to pursue an opportunity with a corporation other than Citigroup. Mr. Watkins’ resignation created a Board vacancy.

On March 11, 2005, Ms. Jill Fadule resigned as a director of the Corporation due to a determination made by the Corporation on March 11, 2005 that Ms. Fadule, a director who was a member of the Corporation’s Audit Committee, failed to satisfy the standards for independence set forth in the New York Stock Exchange’s Listed Company Manual, in respect of 2004 and 2005. The vacancy that resulted from Ms. Fadule’s resignation was filled by Mr. Drake on April 22, 2005. Mr. Drake is an independent director.

a director of the Corporation to hold office until the second annual meeting following his election; and Mr. Williams has been proposed for election as a director of the Corporation to hold office until the first annual meeting following his election.

If any nominee is unable to serve out his or her term, the Board may appoint a successor to fill the unexpired portion. The election of each nominee requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote FOR the named nominees.

Director Information

The following information with respect to each director is set forth below: name, age, positions and offices held, principal occupation, certain other of the director’s activities and term of office as director. Mr. Beckmann, Mr. Levinson, Mr. Williams, Ms. Doynow and Ms. Mudick are officers of Citigroup Inc. or its subsidiaries. Mr. Reardon is the Chief Executive Officer of the Corporation. Citigroup indirectly owns 80% of the outstanding common stock of the Corporation.

Nominees for Director

- For Terms Expiring in 2008

Gina Doynow, 46.    Ms. Doynow has been a Senior Vice President with Citicorp Credit Services, Inc. since February 2003. Since joining Citigroup in 1988, through 2003, she has held a number of operations, risk and marketing jobs within the Retail Bank and North American Card Services. These included Director of Revenue Services, a fee based enhancement business and Fraud Risk Policy Director. She was also the CitiCards Business Manager for the College Credit Unit for three years. From 1995 through 1997, she served as Citicorp’s Representative to the MasterCard International Security Committee. Ms. Doynow is currently the Business Manager for Financial Sector Bankcard Partnerships for U.S. Credit Cards.

Ms. Doynow has been a director of the Corporation since August 2000. Ms. Doynow’s current term as director expires at the Annual Meeting, and she is a nominee for election for a term that expires at the annual meeting in 2008.

Rodman L. Drake, 62.    Since 1997, Mr. Drake has served as Managing Director of CIP Management, a private equity group, which he also co-founded. He is a director of Jackson Hewitt, the tax preparation service, where he serves on the corporate governance and compensation committees. Since 1995, he has been a director of Parsons Brinckerhoff, a $1.7 billion employee-owned global infrastructure engineering firm, where he is lead director, chair of the audit committee, and a member of the finance committee.

Mr. Drake is chairman of the Hyperion Funds, three NYSE–traded closed-end funds invested in mortgage-backed securities, where he heads the nominating committee and is a member of the audit committee. He is also a trustee for the Excelsior Funds, sponsored by U.S. Trust/Schwab, where he is chair of the audit committee and a member of the nominating committee.

Active in community service, Mr. Drake is a director of the Animal Medical Center of New York. From 1988 to 1993, he was a trustee of the Lebanese-American University in Beirut, Lebanon.

Mr. Drake was recommended to the Board of Directors of the Corporation by Mr. Levinson, the Chairman of the Board. The executive search firm, Spencer Stuart, was retained by the Corporation to assist Mr. Levinson and the Board with respect to the selection of Mr. Drake as an independent director of the Corporation. Mr. Drake was elected to fill a vacancy on the Board of Directors on April 22, 2005, and his term as director expires at the Annual Meeting. He is a nominee for election for a term that expires at the annual meeting in 2008.

Stephanie B. Mudick, 49.    Ms. Mudick has been Executive Vice President, Head of Customer Operations since January 2005 and Chief Administrative Officer of Citigroup’s Global Consumer Group since 2003. She is also a member of the Citigroup Management Committee and of the Global Consumer Group Planning Group. In 2002, Ms. Mudick served as Co-General Counsel of Citigroup and, from 1998 to 2002, in a number of other legal roles, including General Counsel of the Global Consumer Group and Deputy General Counsel of Citigroup. She joined Citigroup in 1993.

Ms. Mudick was recommended to the Board of Directors of the Corporation by Mr. Levinson, the Chairman of the Board. She is a nominee for election for a term that expires at the annual meeting in 2008.

- For Term Expiring in 2007

Michael J. Reardon, 47.    Mr. Reardon has been the Chief Executive Officer and a director of the Corporation since July 15, 2004. He has been the President of the Corporation since February 11, 2005. Mr. Reardon served as Acting Chief Financial Officer of the Corporation from January 23, 2004 to April 1, 2004. Prior to these positions, Mr. Reardon was the Chief Financial Officer of Citigroup’s Consumer Assets Division from April 2002 to July 2004. His previous roles include Chief Administrative Officer for the Citigroup Consumer Finance and Consumer Assets Division from December 2000 to April 2002; Managing Director of the Citigroup Strategy and Business Development Group from January 1999 to April 2002; Travelers Group Managing Director of Financial Planning and Analysis from June 1996 to December 1998; and Managing Director of High Yield Leverage Finance for Salomon Smith Barney from May 1994 to May 1996.

His current term as director expires at the Annual Meeting, and he is a nominee for election for a term that expires at the annual meeting of the Corporation in 2007.

- For Term Expiring in 2006

Simon Williams, 47.    Simon Williams has been Head of Citigroup’s Global Consumer Group Risk Management since January 1, 2004 and a member of the Citigroup Management Committee since January 2002. Prior to his current role, from 2002 to 2004, Mr. Williams was Executive Vice President of International Retail Banking for Citigroup, covering global consumer products outside North America. Before that, he was Executive Vice President of Citibank’s Consumer Group business in Asia and Latin America from 1997 to 2002.

Before joining Citigroup, Mr. Williams held several senior management roles, from 1993 to 1997, at GE Capital in Europe and the United States, in a variety of consumer financial service businesses. His experience includes a management consultant position with Bain & Co. and with Price Waterhouse & Co. in London.

Mr. Williams was recommended to the Board of Directors of the Corporation by Mr. Levinson, the Chairman of the Board. He is a nominee for election for a term that expires at the annual meeting of the Corporation in 2006.

Continuing Directors

- Terms Expiring in 2007

Bill Beckmann, 44.    Mr. Beckmann has been a director of the Corporation since October 1997 and served as Chairman of the Board of Directors of the Corporation from January 2001 to January 2005. During this time, he also acted as the Business Head for Citigroup’s Specialty Lending Group. Prior to that he was the President of the Corporation from October 1997 to January 2001 and its Chief Executive Officer from May 1998 to January 2001. Before joining the Corporation, from 1984 to 1994, he held a number of jobs with Citicorp subsidiaries, including managing strategic planning for the Citicorp Card Products Group, managing finance for Citicorp’s private label credit card program and managing asset dispositions for a provider of real-time financial information. From 1994 to 1997, Mr. Beckmann was a Vice President of International Business Machines, with responsibility for developing IBM’s Internet business. Since April 2003, Mr. Beckmann has acted as President of Citigroup Real Estate Servicing and Technology.

His current term as director expires at the annual meeting in 2007.

Glenda B. Glover, 52.    Dr. Glover has been the Dean of the School of Business of Jackson State University since 1994. From 1990 to 1994, she was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Prior to joining Howard University, from 1985 to 1990, Dr. Glover was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1984, she was the Project Manager for Tax Administration and Coordinator of Investor Relations at Potomac Electric Power Co. Dr. Glover is Chairperson of the Board of Commissioners for the Jackson Airport Authority.

In addition, Dr. Glover is a Board Examiner for AICPA and also serves on the Advisory Board for Union Planters Bank of Mississippi. Aside from being a certified public accountant, she has a Ph.D. in business and is licensed to practice law.

Dr. Glover has been a director of the Corporation since May 1998. Her current term as director expires at the annual meeting in 2007.

- Terms Expiring in 2006

Evelyn E. Handler, 71.    Dr. Handler served as the Executive Director and Chief Executive Officer of the California Academy of Sciences from 1994 to 1997. Prior to joining the California Academy of Sciences, Dr. Handler served as a Research Fellow and as an Associate of the Graduate School of Education at Harvard, and as a Senior Fellow at The Carnegie Foundation for the Advancement of Teaching. She served as President of Brandeis University from 1983 to 1992, and as President of the University of New Hampshire from 1980 to 1983. Previously, she was Dean of Sciences and Mathematics and professor of biological sciences at Hunter College. Dr. Handler also acted as the President of Merrimack Consultants LLC, Bow, New Hampshire from 1999 through 2004.

A graduate of Hunter College, Dr. Handler earned her M.Sc. and her Ph.D. degrees from New York University and her J.D. from Pierce Law. She has written extensively on myelogenous leukemia research. Dr. Handler is a Fellow of the American Association for the Advancement of Science and a Fellow of the New York Academy of Sciences. Additionally, she was elected to the Board of Governors of the New York Academy of Sciences in 1979. She holds honorary degrees from the University of Pittsburgh, Rivier College and Hunter College.

Dr. Handler has been a director of the Corporation since April 1993. Her current term as director expires at the annual meeting in 2006.

Carl E. Levinson, 58.    Mr. Levinson was appointed as Chairman of the Board of Directors of the Corporation on January 20, 2005. He has been a director of the Corporation since October 1994, and from July 1997 through January 2001 served as Chairman of the Board. He also served as the Corporation’s Chief Executive Officer from October 1997 to May 1998.

He has been Division Executive of Citigroup’s Consumer Assets Division since 1997 and has been Chairman of CitiMortgage, Inc. since August 1992. Mr. Levinson joined Citicorp in 1973 as a manager of Funds Transfer in the New York Operating Group. In 1975, he became head of Finance, Administration and Operations for Citicorp Remittance Services and, in 1979, was appointed Business Manager for Citicorp Remittance Services, a global check processing and cash management business. From 1982 to 1984, Mr. Levinson was the Global Product Manager for Citicorp Travelers Checks. In June 1984, Mr. Levinson moved into Citicorp Retail Services as Director of Business Development and Commercial Credit. In September 1986, he was appointed President and General Manager of Citicorp Retail Services, which offers private label credit card programs to leading retailers. He was appointed General Manager of Card Services in 1991 and spearheaded a corporate expense task force during the first half of 1992.

His current term as director expires at the annual meeting in 2006.

Share Ownership of Directors and Executive Officers

The following directors, including director nominees, and named executive officers and all current directors and executive officers as a group owned, as of March 31, 2005, the number of shares of the Corporation’s common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and executive officers of the Corporation as a group beneficially own less than 1% of the total shares of common stock outstanding.

Name/Position	Shares of Common Stock
Bill Beckmann, Director	4,500
Catherine Birch, Vice President, Secretary and General Counsel	300
Gina Doynow, Director	0
Rodman L. Drake, Director	100
Mark W. Gilder, Vice President and Chief Operating Officer	0
Glenda B. Glover, Director	0
Evelyn E. Handler, Director	0
Carl E. Levinson, Director	0
Daniel P. McHugh, Vice President and Chief Financial Officer[1]	0
Stephanie B. Mudick, Director Nominee	0
Michael J. Reardon, Chief Executive Officer and Director	0
Sue Fowler Roberts, Former President[2]	400
Simon Williams, Director Nominee	0
Yiannis Zographakis, Former Chief Executive Officer[3]	200
All current directors and executive officers as a group	4,900

Certain Other Share Owners

Citibank, N.A., 399 Park Avenue, NY, NY 10043, an indirect wholly-owned subsidiary of Citigroup, is the holder of 16 million shares as of March 31, 2005, accounting for 80% of the Corporation’s outstanding common stock. Citicorp is the sole stockholder of Citibank, N.A., Citigroup Holdings Company is the sole stockholder of Citicorp and Citigroup is the sole stockholder of Citigroup Holdings. Each of Citibank N.A., Citicorp, Citigroup Holdings and Citigroup has shared voting power and shared dispositive power with respect to such shares.

Citibank, N.A. is the only person known by the Corporation to own beneficially more than 5% of the Corporation’s outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s officers and directors, and persons who own more than 10% of the Corporation’s outstanding common stock, to file with the Securities and Exchange Commission and the NYSE initial reports of ownership, reports of changes in ownership, and annual reports of ownership of common stock. Such directors, officers, and 10% stockholders are also required to furnish the Corporation with copies of all such filed reports.

Based on its review of the forms it received, or written representations from reporting persons, the Corporation believes that, except for Mark W. Gilder, all of our directors, officers and 10% shareholders timely filed all required reports under Section 16(a) during 2004. Mr. Gilder did not file a Form 3 on a timely basis, and such form was filed on October 1, 2004.

1	Effective April 1, 2004, Mr. Daniel McHugh assumed the duties of Chief Financial Officer for the Corporation from Mr. Michael Reardon who was Acting Chief Financial Officer for the Corporation.

2	Effective February 18, 2005, Ms. Roberts left the Corporation to pursue other opportunities.

3	Effective July 15, 2004, Mr. Zographakis left the Corporation to pursue other opportunities.

Board Meeting Data

There were nine meetings of the Board during 2004. Each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of Board committees which he or she was a member in 2004.

Meetings of Non-Management Directors

The Corporation’s non-management directors meet in executive session without any management directors in attendance each time the full Board convenes for a regularly scheduled meeting, which is usually five times each year, and, if the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The responsibility for presiding at the executive sessions is rotated from meeting to meeting among the chairpersons of each Board committee.

Board Committees

The Board has established an Audit Committee and a Compensation Committee. As the Corporation is a “controlled corporation” having 80% of its voting power held by Citibank, N.A., the corporate governance rules of the NYSE do not require the Corporation to have specific nominating and corporate governance committees. In accordance with such NYSE rules, the Corporation does not have standing nominating and corporate governance committees.

The principal function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Corporation’s financial statements and financial reporting process and the Corporation’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function—Audit and Risk Review (ARR); (iii) the annual independent audit of the Corporation’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by the Corporation with legal and regulatory requirements, including the Corporation’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in the Audit Committee Charter. The Audit Committee, which, during 2004, included Ms. Fadule, Dr. Glover and Dr. Handler, had ten meetings. Mr. Drake was appointed to fill the vacancy on the Audit Committee, caused by Ms. Fadule’s resignation, on April 22, 2005, the effective date of his election to the Board. The Board of Directors has determined that in addition to being independent according to the Board of Directors’ independence standards as set out in the Corporation’s Corporate Governance Guidelines, each of the members of the Audit Committee is independent according to the corporate governance rules of the NYSE and the applicable Securities and Exchange Commission rules. In addition, the Board of Directors has determined that Dr. Glenda B. Glover is an “audit committee financial expert,” as defined by Securities and Exchange Commission rules.

A copy of the Audit Committee Charter, adopted by the Board, was filed with the Corporation’s Proxy Statement that was filed in April of 2004. In addition, a copy of the Audit Committee Charter is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

The principal functions of the Compensation Committee are reviewing and recommending compensation for all executive officers of the Corporation, evaluating annually individual and corporate performance and evaluating information concerning such matters as competitive compensation levels and employee benefit programs. The Compensation Committee, which, during 2004, included Ms. Fadule, Dr. Glover and Dr. Handler, had five meetings. Mr. Drake was appointed to fill the vacancy on the Compensation Committee, caused by Ms. Fadule’s resignation, on April 22, 2005, the effective date of his election to the Board. The Board of Directors has determined that in addition to being independent according to the Board of Directors’ independence standards as set out in the Corporate Governance Guidelines, each of the members of the Compensation Committee is independent according to the corporate governance rules of the NYSE. A copy of the Compensation Committee Charter, adopted by the Board, was filed with the Corporation’s Proxy Statement that was filed in April of 2004. In addition, a copy of the Compensation Committee Charter is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

In light of the fact that the corporate governance rules of the NYSE do not require the Corporation, as a “controlled corporation,” to have a specific nominating committee, the Board believes that it is appropriate not to have a separately designated nominating committee and therefore does not have a nominating committee charter. The Board of Directors as a whole performs the functions that would typically be performed by a nominating committee.

The Chairman of the Board initially considers all qualified independent director candidates identified by members of the Board, by senior management or by security holders. Upon the resignation of Ms. Fadule, the Corporation retained Spencer Stuart, an executive search firm, to assist the Board with respect to the selection of an independent director. Security holders who would like to propose an independent director candidate for consideration by the Board may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Secretary of the Corporation, The Student Loan Corporation, 750 Washington Boulevard, Stamford, CT 06901. All proposals for nomination received by the Secretary of the Corporation will be presented to the Chairman of the Board for consideration. Based on the Chairman’s assessment of each candidate’s independence, skills and qualifications, and after consultation with the Compensation Committee, the Chairman of the Board makes recommendations regarding potential independent director candidates to the Board. The Chairman of the Board and the Board follow the same process and use the same criteria for evaluating candidates proposed by security holders, members of the Board of Directors and members of senior management.

Citibank, N.A., the majority holder of the Corporation’s common stock, makes recommendations regarding all potential director candidates to the Board other than the independent director candidates recommended by the Chairman of the Board, as described above.

The Board reviews each director candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed and approved by the Board:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•	Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making.

•	Whether the candidate has special skills, expertise and background that adds to and complements the range of skills, expertise and background of the existing directors.

•	Whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of the Corporation’s stockholders and our other stakeholders in reaching decisions.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment and cannot be measured in any mathematical or routine way.

Mr. Drake, Dr. Glover and Dr. Handler are independent in accordance with the Board of Directors’ independence standards as set out in the Corporate Governance Guidelines and the corporate governance rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Dr. Glover, as Chairman, Dr. Handler and Mr. Drake. None of the Corporation’s executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Corporation’s Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Corporation’s Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of the Corporation’s directors.

Board Compensation

In 2004, directors who were not employees of the Corporation or affiliated companies received an annual fee of $40,000 for service on the Board, an annual fee of $6,000 for service as Chairman of the Audit Committee or the Compensation Committee and a fee of $1,250 for attendance at each Board or committee meeting.

On January 20, 2005, the Board determined that beginning in 2005, directors who were not employees of the Corporation or affiliated companies would receive an annual fee of $60,000 for service on the Board; an additional annual fee of $15,000 for service on the Compensation Committee; and an additional annual fee of $20,000 for service on the Audit Committee. Furthermore, an additional annual fee of $25,000 shall be paid to the Chairman of the Audit Committee for services performed and an additional annual fee of $10,000 shall be paid to the Chairman of the Compensation Committee for services performed. The designated “audit committee financial expert” shall receive an additional annual fee of $10,000 for services performed.

Directors who are employees of the Corporation or affiliated companies do not receive any fees or additional compensation for services as members of the Board or any committee. All directors are reimbursed for travel and other related expenses.

AUDIT COMMITTEE REPORT

In accordance with its written charter, which was approved in its current form by the Board of Directors on March 9, 2004, the Audit Committee assists the Board in oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures, and controls over the accounting, auditing and quality of financial reporting practices of the Corporation. A copy of the Audit Committee charter is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, Phone No.: 203-975-6320.

Management is responsible for the financial reporting process, the preparation of financial statements in accordance with generally accepted accounting principles, the system of internal controls, and the establishment of procedures designed to insure compliance with accounting standards and applicable laws and regulations. The Corporation’s independent auditors are responsible for auditing the financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. The Board of Directors has designated Dr. Glenda B. Glover as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules; however, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with generally accepted accounting principles.

During 2004, the Audit Committee had ten meetings. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors, and the Corporation’s independent auditors, KPMG LLP. Among other things, the Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their evaluations of the Corporation’s internal controls. The Audit Committee also discussed with the Corporation’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2004 with management, the internal auditors, and KPMG LLP, the Corporation’s independent auditors. Management’s discussions with the Committee included a review of critical accounting policies.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. Effective January 1, 2003, the Corporation adopted a policy that it would no longer engage its primary independent auditors for non-audit services other than “audit-related” services as defined by the Securities and Exchange Commission, certain tax services and other permissible non-audit services as specifically approved by the Chair of the Audit Committee and presented to the full Audit Committee at its next regular meeting. The policy also requires pre-approval of all services provided. The policy includes limitations on the hiring of KPMG partners and other professionals to ensure that we satisfy the SEC’s auditor independence rules. The Audit Committee has reviewed and approved the amount of fees paid to KPMG for audit and non-audit services. The Audit Committee concluded that the provision of services by KPMG is compatible with the maintenance of KPMG’s independence.

At nine of its meetings during 2004, the Audit Committee met with members of senior management and the independent auditors to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal controls and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, and subject to the limitations on the role and responsibilities described above of the Audit Committee and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

By The Audit Committee

Dr. Evelyn E. Handler, Chairman

Dr. Glenda B. Glover

April 20, 2005

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation’s Board of Directors is responsible for reviewing and recommending compensation for all executive officers of the Corporation. The Committee met five times during 2004. A copy of the Compensation Committee Charter is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, Phone No.: 203-975-6320.

Compensation for executive officers (other than the chief executive officer) was based on recommendations made by the Chairman of the Board and the Chief Executive Officer of the Corporation and an assessment of the executives’ accomplishments and individual and corporate performance. While corporate performance measures are considered in setting compensation levels, no specific quantitative formula is used in making compensation decisions or recommendations.

Compensation for the Corporation’s executive officers consists of salaries and annual cash incentive awards. In addition, such executive officers of the Corporation are eligible to participate in certain of the compensation plans of Citigroup and its affiliates, including a savings incentive plan, a stock purchase plan and a retirement plan. The Corporation reimburses Citigroup for the cost of its employees’ participation in Citigroup’s plans.

Salaries for the executive officers of the Corporation are established at levels considered appropriate in light of the duties and responsibilities of each officer’s position. Annual cash incentive awards for the executive officers are based on an assessment of individual performance and corporate results in attaining or exceeding a set of targets agreed on by the management of the Corporation and approved by the Committee.

Incentive awards, including restricted stock awards and stock option grants under Citigroup’s plans, vary based on assessments of each executive officer’s individual contributions as well as corporate performance. The Committee reviews awards of restricted Citigroup stock and options granted to executive officers of the Corporation to purchase shares of Citigroup stock in determining total compensation for such executive officers.

In July 2004, Yiannis Zographakis, the Chief Executive Officer of the Corporation, left the Corporation. For 2004, Mr. Zographakis received salary and an incentive award from the Corporation as determined by the Compensation Committee. Mr. Michael J. Reardon was named the Chief Executive Officer of the Corporation on July 15, 2004.

In determining the bonus, restricted stock, options and other compensation to be granted to Mr. Reardon, in fiscal year 2004, the Compensation Committee sought to reward Mr. Reardon for his extraordinary efforts in facilitating a seamless transition both in his new position as well as in the position of the Corporation’s chief financial officer. The Committee believes that the leadership provided by Mr. Reardon and the other executive officers of the Corporation was critical to the Corporation’s financial performance and that the commitment of the executive officers to further improve the Corporation’s corporate governance has well positioned the Corporation for continued success.

Section 162(m) of the Internal Revenue Code provides that a company may not deduct compensation paid to certain executive officers in excess of $1,000,000 per officer in any one year, except for “performance-based” compensation. No executive officer received “non-performance-based” compensation in 2004 which exceeded $1,000,000. The Compensation Committee has not taken any action at this time to limit or restructure the elements of compensation payable to the Corporation’s executive officers.

By the Compensation Committee

Dr. Glenda B. Glover, Chairman

Dr. Evelyn E. Handler

April 20, 2005

EXECUTIVE OFFICERS

The executive officers of the Corporation are set forth below. Officers serve at the pleasure of the Board.

Name	Age	Position and Office Held
Michael J. Reardon	47	Chief Executive Officer
Mark W. Gilder	51	Vice President and Chief Operating Officer
Daniel P. McHugh	36	Vice President and Chief Financial Officer
Catherine Birch	43	Vice President, Secretary and General Counsel

Information with respect to Mr. Reardon is set forth above.

Mr. Gilder was appointed Chief Operating Officer of the Corporation in July of 2004. Prior to joining the Corporation, Mr. Gilder was Executive Vice-President, International Leveraging at CitiCards since January 2004. Mr. Gilder joined Citi Cards in 1999 and has been Business Manager of both the AT&T Universal Card and the Citi Platinum Card Portfolios. Prior to joining Citi, he managed Database Technology and Direct Marketing for GE Capital Global Consumer and Retailer Financial Services from 1993 through 1999. Mr. Gilder was previously with CitiCards from 1989 to 1993 as Vice President, Database Marketing. He also worked in the Pharmaceutical and Defense industries in the development and marketing of database applications from 1978 to 1989.

Mr. McHugh joined the Corporation on April 1, 2004 as Vice President and Chief Financial Officer. Prior to joining the Corporation, Mr. McHugh was Chief Financial Officer of Citigroup Central Europe in both corporate and consumer businesses in the Czech Republic, Slovakia, Hungary, Romania and Bulgaria and the consumer business in Poland from May 2001 to March 2004. From May 1999 to April 2001, Mr. McHugh was Chief Financial Officer for the corporate and consumer businesses in the Czech Republic. Prior to joining Citibank, Mr. McHugh was an Audit Manager with KPMG from September 1996 to September 1998. Mr. McHugh is a certified public accountant.

Ms. Birch joined the Corporation in September 2001. She first joined Citibank in July of 2000 and acted as Vice President and General Counsel of Citibank’s Consumer Finance Group. Prior to joining Citibank, Ms. Birch was a partner at Cummings & Lockwood, a full service law firm located in Stamford, Connecticut.

Compensation

Compensation of employees is based on an assessment of each individual employee’s performance as well as the Corporation’s performance in attaining or exceeding a set of targets agreed on by the management of the Corporation and approved by the Compensation Committee. Employees of the Corporation participate in the compensation plans of Citigroup and its affiliates. Generally, compensation for the Corporation’s executive officers consists of salary and an annual cash incentive award (both of which are paid directly by the Corporation), as well as a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees of Citigroup affiliates generally, in which executive officers also participate. The Corporation reimburses Citigroup for all costs incurred in connection with its employees’ participation in Citigroup benefit plans. Certain officers and other employees of the Corporation have also received options to purchase Citigroup stock (“Citigroup options”).

The tables on pages 13 through 17 show, among other things, salaries and bonuses paid during the last three years, Citigroup options and restricted stock granted in 2004 and aggregate Citigroup option exercises in 2004 for the named executive officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
						Restricted Stock Awards(2)		Number of Securities Underlying Citigroup Options Granted(2)(3)	All Other Compensation
Name and Principal Position	Year	Salary		Bonus (1)
Michael Reardon(4) Chief Executive Officer	2004		$121,712		$441,965		$147,321	1,498.63(shares)		$0

Yiannis Zographakis(5)	2004		$150,000		$105,000		$35,000	0		$84,930	(6)
Former Chief Executive Officer	2003		$150,000		$195,000		$65,000	3,000		$149,403	(6)
	2002		$150,000		$157,500		$52,500	5,147		$115,337	(6)(7)

Catherine Birch Vice President, Secretary and General Counsel	2004 2003 2002	$ $ $	176,100 176,100 171,800	$ $ $	86,250 71,250 45,000	$ $ $	28,750 23,750 15,000	331.41(shares) 1,200(options) 1,072(options)	$ $ $	0 0 0

Mark Gilder(8) Vice President and Chief Operating Officer	2004		$70,000		$172,500		$57,500	1,393.75(shares)		$0

Daniel McHugh(9) Vice President and Chief Financial Officer	2004		$106,666		$150,000		$50,000	929.17(shares)		$0

Sue Fowler Roberts Former President	2004 2003 2002	$ $ $	206,000 206,000 206,000	$ $ $	351,000 180,000 157,500	$ $ $	0 60,000 52,500	0 2,500(options) 5,147(options)	$ $ $	0 0 0

(1)	Bonus awards were made in the year following the year of performance (i.e., 2005 for 2004 performance).

(2)	Certain restricted stock and deferred stock awards are issued under the Citigroup Capital Accumulation Program (“CAP”). For 2004, all of the covered executives received two awards of restricted or deferred stock under CAP, a core CAP award and a Supplemental CAP award. Core CAP awards are discounted 25% from market value and represent 25% of the covered executive’s total incentive (cash and equity). Supplemental CAP awards are not discounted. Unless the personnel and compensation committee determines otherwise, Core CAP is mandatory for Citigroup senior management, to the extent they receive incentive awards, and other employees whose incentive award exceeds a certain threshold (generally $20,000 for U.S. employees and U.S. $50,000 equivalent in local currency for non-U.S. employees). CAP awards vest 25% per year over a four year period, and are canceled upon a voluntary termination of employment unless the recipient meets certain age and service requirements described below or a termination of employment for cause. Following the vesting of each portion of a CAP award, the shares become freely transferable, subject to the stock ownership commitment described above. With respect to awards of restricted stock, from the date of award, the recipient can direct the vote and receive dividends. With respect to awards of deferred stock, the recipient receives dividend equivalents but does not have voting rights with respect to the shares until the shares vest.

Employees who receive CAP awards may elect to receive all or a portion of their incentive award in non-qualified stock options, in 25% increments. The options vest on the same schedule as the restricted or deferred stock award, have a six-year term, and an exercise price equal to 100% of fair market value on the grant date. If options are elected, four option shares are granted for each share by which the restricted or deferred stock award is correspondingly reduced.

For awards granted under CAP for years prior to 2005 (2004 performance year), the award vests three years after the date of the award. If the recipient is still employed by Citigroup at the end of three years, the stock becomes fully vested and freely transferable, subject to the stock ownership commitment described above.

With respect to restricted and deferred stock awards, generally, if upon termination of employment the sum of the recipient’s age and years of service is at least 75, the recipient is no longer engaged in his or her business or profession, and with respect to awards granted prior to January 2005, the recipient is at least 55 years old, then such awards will continue to vest on schedule provided the recipient does not compete with Citigroup’s business operations.

As of December 31, 2004 (excluding awards that vested in January 2004, but including awards made in January 2005), total holdings of restricted and deferred stock of Citigroup and the market value of such shares for the covered executives for years when employed at The Student Loan Corporation was as follows:

Executive	Shares	Market Value
Catherine Birch	2,044	$98,487
Mark Gilder	1,599	$77,041
Daniel McHugh	1,340	$66,992
Michael Reardon	5,596	$269,591
Sue Fowler Roberts	3,736	$179,986
Yiannis Zographakis	4,843	$233,345

The market price of Citigroup common stock at December 31, 2004 was $48.18 per share.

(3)	All options indicated in the table are options to purchase the common stock of Citigroup. The share numbers in this column have been adjusted to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. For each option grant, the number of options was increased by a factor of 1.0721990 and the exercise price was decreased by a factor of 0.9326627. The expiration and vesting dates of each option did not change.

(4)	Mr. Reardon served as Acting Chief Financial Officer of the Corporation from January 2004 to April 2004; the Chief Financial Officer of Citigroup’s Consumer Assets Division from April 2004 to July 2004; and the Chief Executive Officer of the Corporation from July 2004 to the present. His annualized salary for 2004 was $260,000, and his incentive award for 2004, including cash bonus and restricted stock awards, was determined by the Corporation’s Compensation Committee.

(5)	Mr. Zographakis left the Student Loan Corporation in July 2004 and is now employed by Citigroup.

(6)	Represents payments made to Mr. Zographakis, who is a resident non-citizen, to compensate him for the additional costs and expenses associated with working in a country other than his country of residence.

(7)	In the Corporation’s proxy statement for the 2003 annual meeting, contributions equal to $36,493 made to a pension plan during the year ended December 31, 2002 were included in both the “Other Compensation” column and the “Retirement plans” section. In accordance with Securities and Exchange Commission rules, this Proxy Statement reports “Other Compensation” for the fiscal year ended December 31, 2002 excluding such $36,493 (which contribution is reflected in the “Retirement plans” section of this Proxy Statement).

(8)	Mr. Gulder’s employment with the Corporation commenced in September 2004. Before September 2004 he was employed by an affiliate of the Corporation and his compensation was paid by that affiliate. Mr. Gulder’s annualized salary for 2004 was $160,000.

(9)	Mr. McHugh’s employment with the Corporation commenced in April 2004. Before April 2004, he was employed by an affiliate of the Corporation and his compensation was paid by that affiliate. Mr. McHugh’s annualized salary for 2004 was $160,000.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Citigroup Options Granted(1)
Catherine Birch	0
Mark Gilder	0
Daniel McHugh	0
Michael Reardon	0
Sue Fowler Roberts	0
Yiannis Zographakis	0

(1)	Citigroup options are options to purchase the common stock of Citigroup and were granted to certain employees of the Corporation meeting specified criteria, based upon individual employee and corporate performance. The Citigroup options generally vested in three equal installments, with the first vesting occurring approximately 17 months after the date of award and the second and third vestings occurring on the two subsequent anniversaries of such vesting, and remain exercisable until the sixth anniversary of the grant. The sale of underlying shares acquired through the exercise of options are restricted for a two-year period. The per share exercise price of all options is the closing price on the NYSE on the trading day before the option grant. In 2005, no Citigroup options were granted to employees of the Corporation; instead, employees received a Supplemental CAP award as described under the second footnote of the Summary Compensation Table above.

OPTION EXERCISES TABLE

The following table shows the aggregate number of shares underlying options exercised in 2004 and the value at year-end of outstanding options, whether or not exercisable.

AGGREGATED CITIGROUP OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUE

Name	Shares Acquired on Exercise(A)	Value Realized(B)	Number of Securities Underlying Unexercised Citigroup Options at Fiscal Year End(C)		Value of Unexercised In-The-Money Citigroup Options at Fiscal Year End(D)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Catherine Birch	0	0	1,581	5,606	$10,592	$19,385
Mark Gilder	0	0	32,879	21,937	$330,747	$111,223
Daniel McHugh	0	0	5,999	8,139	$45,226	$52,800
Michael Reardon	12,994	$107,803	57,780	21,079	$107,017	$143,431
Sue Fowler Roberts	0	0	10,452	23,758	$255,438	$63,037
Yiannis Zographakis	0	0	29,628	13,864	$664,605	$72,594

(A)	This column shows the number of shares underlying options exercised in 2004 by the covered executives. The actual number of shares received by Mr. Reardon from options exercised in 2004 (net of shares used to cover the exercise price and withheld to pay income tax) was 1,428.46.

(B)	“Value Realized” is the difference between the exercise price and the market price on the exercise date, multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he or she sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option. In addition, the “Valued Realized” numbers do no reflect the tax impact of the exercise. All of the covered executives are subject to the stock ownership commitment, which is described above.

(C)	The share numbers in these columns have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. Such adjustments are more fully detailed in footnote 3 to the summary compensation table above.

(D)	“Value of Unexercised In-the-Money Options” is the aggregate, calculated on a grant by grant basis, of the product of the number of unexercised options at the end of 2004 multiplied by the difference between the exercise price for the grant and the year-end market price, excluding grants for which the difference is equal to or less than zero. The market value of Citigroup’s common stock on the NYSE composite tape as of December 31, 2004 was $48.18 per share.

Employment Agreements

On April 23, 2003, the Corporation established a retention plan for Sue Fowler Roberts. Such retention plan provided for the payment of $50,000 to Ms. Roberts on April 15 of each of 2004, 2005 and 2006, subject to her continued employment through each such date. Ms. Roberts received a payment of $50,000 under this retention plan on or about April 15, 2005; however, she is no longer eligible for any payments under this plan. In addition, on February 11, 2005, in connection with her leaving the Corporation to pursue other opportunities, Ms. Roberts entered into an agreement with the Corporation, dated February 11, 2005, which provided primarily for her to receive in 2005 a performance-based cash bonus of approximately $351,500 and additional cash payments totaling $154,500, in exchange for customary releases and non-solicitation commitments by Ms. Roberts. The Corporation filed this agreement on March 16, 2005 as an exhibit to its 2004 Annual Report on Form 10-K.

Except as set forth above, none of the executive officers of the Corporation have any employment agreements with the Corporation.

Retirement Plans

Qualified Pension Plan

The Corporation’s domestic employees are covered by the Citigroup Pension Plan. Prior to January 1, 2002, different formulas applied depending upon a given employee’s specific employment history with Citigroup.

Effective January 1, 2002, this plan provides a single benefit formula for most of the covered population. Employees become eligible to participate in the Citigroup Pension Plan after one year of service, and benefits generally vest after 5 years of service. The normal form of benefit under the Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for single participants (payable for the participant’s life only). Other forms of payment are also available.

The Citigroup cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6% of eligible compensation; the rate increases with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

Mr. Zographakis participates in a pension plan provided by an indirect wholly owned subsidiary of Citigroup located in Greece, where Mr. Zographakis is a citizen. The other named executive officers of the Corporation are covered as indicated above.

Nonqualified Pension Plans

Effective January 1, 2002, Citigroup’s nonqualified pension programs no longer provide accruals for most employees covered by Citigroup’s qualified pension plan, including the covered executives. Prior to 2002, these nonqualified programs provided retirement benefits for compensation in excess of the Internal Revenue Code (IRC) compensation limit ($210,000 for 2005), or in respect of benefits accrued in excess of the IRC benefit limit ($170,000 for 2005).

Estimated Annual Benefit Under All Plans

The estimated annual benefit provided in total by all plans described above, expressed in the form of a single life annuity, is as follows:

Name	Years of Accrual Service Through 2004	Estimated Annual Benefit
Catherine Birch	4	$40,844
Mark Gilder	9	$39,228
Daniel McHugh	6	$65,347
Michael Reardon	11	$51,643
Sue Fowler Roberts	6	$26,953
Yiannis Zographakis	14	$124,714

These estimates are based on the following assumptions:

•	The benefit is determined as of age 65 (or current age if older);

•	Covered compensation for each covered executive remains constant at 2005 levels;

•	Regulatory limits on compensation and benefits, and the Social Security Wage Base remain constant at 2005 levels;

•	The interest credit rate for cash balance benefits for 2005 (5.1%) remains constant;

•	The interest rate used to convert hypothetical account balances to annual annuities for 2005 (5.1%) remains constant; and

•

For covered executives who have not attained normal retirement age, the Estimated Annual benefit is their projected benefit at normal retirement age. The projected value of the cash balance component of their benefit is determined by projecting their hypothetical account balance to normal retirement age using a constant interest rate. Because of the decline in the plan’s interest credit rate (from 5.3% in 2004 to 5.1% in 2005), the Estimated Annual Benefit for these covered executives has also decreased.

In addition, Mr. Zographakis’ benefits are denominated in Euros. Accordingly his estimated annual benefit was converted into U.S. Dollars by using EUR 92,012.48 multiplied by the $/EUR exchange rate of 1.3554 as reported by Bloomberg for December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation has engaged and expects to continue to engage in a variety of business arrangements with Citigroup and its affiliates. Management believes that these agreements and transactions are on terms no less favorable to the Corporation than those that could be obtained from unaffiliated third parties.

Citibank, N.A., the beneficial owner of more than 5% of the Corporation’s outstanding common stock, has made available to the Corporation credit facilities pursuant to which the Corporation may borrow up to $30 billion for specified terms and at specified variable interest rates. At December 31, 2004, the Corporation’s outstanding borrowings under these facilities were approximately $23.8 billion. During 2004, the Corporation incurred approximately $375.4 million in interest and fees to Citibank, N.A. pursuant to these credit facilities.

At December 31, 2004, the Corporation had interest rate swap agreements with notional amounts of $1.1 billion with an affiliate of Citigroup. Interest expense of approximately $2.8 million was incurred in 2004 pursuant to these agreements.

Citigroup, which indirectly owns all of the stock of Citibank, N.A., and other banking corporations, has agreed that neither Citigroup nor any of its majority-owned subsidiaries (other than the Corporation) will engage in the business of originating guaranteed student loans under the federal guaranteed student loan program or successor legislation or certain “alternative” student loans (collectively, “covered student loans”). The agreement will not prevent Citigroup or its subsidiaries from acquiring any institution that is in the business of originating covered student loans, provided that Citigroup or its subsidiaries must cease or dispose of the business within a specified period. The agreement does not restrict Citigroup and its affiliates from acquiring, holding or servicing covered student loans. Currently, Citigroup and its subsidiaries (other than the Corporation) do not hold or service any material amount of covered student loans, and have no plans to engage in such business to any significant extent. In addition, the agreement contains no restrictions on any lending activity, other than originating covered student loans, by Citigroup and its affiliates. Citibank, N.A. and other bank subsidiaries of Citigroup are in the business of making personal loans, the proceeds of which may be used to finance educational costs and expenses.

The agreement also restricts the Corporation from engaging in certain business activities that would compete with other affiliates of Citigroup. The Corporation does not believe that the agreement imposes any material restrictions on its current or planned operations. The agreement currently runs through June 2005.

Citigroup and its subsidiaries have licensed to the Corporation, for as long as the Corporation remains a direct or indirect majority-owned subsidiary of Citigroup, certain trade names and trademarks for use in the Corporation’s business. In addition, Citibank, N.A. and certain of its bank affiliates currently allow the use of their mailing lists and provide other marketing arrangements to the Corporation, and the Corporation allows the use of its customer list by those affiliates during that same period.

The Corporation and Citibank, N.A. have agreed that Citibank, N.A. or its affiliates will perform certain other functions and services for the Corporation. These services include data processing, financial and regulatory reporting, financial systems, payroll and benefits administration, telecommunications, audit, legal affairs and support staff. The Corporation incurred approximately $17.3 million for the cost of those services provided by

Citibank, N.A. and its affiliates in 2004. In addition, the Corporation has outsourced a substantial portion of its operations, including the servicing of its student loan portfolio, to Citibank USA, N.A. and other of its affiliates. The Corporation paid approximately $36.5 million pursuant to these outsourcing arrangements in 2004.

Citibank, N.A. provides the Corporation’s office facility and furniture in Pittsford, New York under a lease agreement that, during 2004, provided for annual payments of approximately $1.7 million, which included the Corporation’s allocable share of utilities and security expenses. The agreement expires in December 2013. The Corporation also pays Citibank, N.A. for the Corporation’s office facility and furniture in Stamford, Connecticut. There is no lease agreement for the Stamford, Connecticut office facility. During 2004, the Corporation paid $0.3 million for use of the Stamford facility, which included the Corporation’s allocable share of utilities, security and cafeteria expenses.

In order to comply with applicable banking laws, loans made under the Corporation’s CitiAssist program are originated by Citibank, N.A. at the request of the Corporation and serviced by the Corporation. Expenses incurred by the Corporation in underwriting, disbursing and servicing CitiAssist loans for Citibank, N.A. are reflected in a service fee charged to Citibank, N.A. pursuant to an intercompany agreement. During 2004, Citibank, N.A. paid the Corporation approximately $8.5 million in fees in connection with the agreement. CitiAssist loans are purchased by the Corporation at a premium shortly after the final disbursement is made. As of December 31, 2004, the Corporation’s CitiAssist loan portfolio totaled $3,648 million.

The Corporation is included in various income tax or franchise tax returns of groups including Citibank, N.A. and other affiliated companies. The Corporation and Citibank, N.A. have entered into an agreement providing for allocations of various tax payments. The agreement also provides that the Corporation will pay to Citibank, N.A. one-half of the tax benefit derived by the Corporation as a result of specified transactions related to the establishment of the Corporation in 1992. During 2004, the Corporation made tax payments (net of tax refunds) of approximately $118.8 million to Citibank, N.A. pursuant to this agreement.

CUMULATIVE TOTAL RETURN

The following graph and table compare the annual changes in the Corporation’s cumulative total return for the last five years with the cumulative total return of the S&P 500 index and of SLM Corporation. The graph and table show the value at year-end 2004 of $100 invested at the closing price on December 31, 2000 in the Corporation’s common stock, the S&P 500, and SLM Corporation common stock. The comparisons in this table are set forth in response to Securities and Exchange Commission disclosure requirements, and, therefore, are not intended to forecast or be indicative of future performance of the common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

THE STUDENT LOAN CORPORATION, THE S&P 500 AND

SLM CORPORATION

	2000	2001	2002	2003	2004
The Student Loan Corporation	$100	$158	$198	$303	$392
S&P 500 Index	$100	$91	$71	$91	$101
SLM Corporation	$100	$135	$168	$186	$268

PROPOSAL 2:    STOCKHOLDER APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as the independent auditors of the Corporation for 2005. The appointment of this firm is proposed by the Audit Committee based, in part, on KPMG’s review of and familiarity with the Corporation’s business as part of its audit of Citigroup. KPMG has served as the independent auditor for the Corporation since it commenced operations in 1992, for Citibank, N.A. since 1964, for Citicorp since it commenced operations in 1968 and for Citigroup and its predecessors since 1969.

Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters. Adoption of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the meeting.

The Board of Directors recommends a vote FOR this proposal.

Disclosure of Auditor Fees

The following is a description of the fees billed to the Corporation by KPMG during the years ended December 31, 2004 and December 31, 2003:

Audit Fees:    Audit fees include fees paid by the Corporation to KPMG in connection with the annual audit of the Corporation’s financial statements and KPMG’s review of the Corporation’s interim financial statements. Audit fees also include fees for services performed by KPMG that are closely related to the audit and in many cases could only be provided by our independent auditors. The aggregate fees billed to the Corporation by KPMG for audit services rendered to the Corporation for the years ended December 31, 2004 and December 31, 2003 totaled approximately $866,700 and $210,000, respectively. The increase was related to a review of management’s assessment and an audit of the effectiveness of the Corporation’s internal control over financial reporting.

Audit-Related Fees:    Audit-related services include internal control reviews not required by regulators, accounting policy compliance, securitization due diligence and related attestation services. The aggregate fees billed to the Corporation by KPMG for audit-related services rendered to the Corporation for the years ended December 31, 2004 and December 31, 2003 totaled approximately $963,800 and $522,000, respectively. The increase in audit related fees from 2003 to 2004 was due primarily to securitization due diligence as well as additional audit work performed by KPMG that was associated with the performance of a servicer audit.

Tax Fees:    Tax fees include corporate tax compliance, counsel and advisory services. The aggregate fees billed to the Corporation by KPMG for tax related services rendered to the Corporation for the year ended December 31, 2003 totaled approximately $38,750. There were no fees paid or payable to the firm relating to tax services during 2004.

All Other Fees:    No fees (other than those described above) were billed to the Corporation by KPMG for other services rendered to the Corporation during the years ended December 31, 2004 and 2003.

The fees earned by KPMG in 2003 were for services contracted for prior to the Corporation’s adoption of its policy prohibiting the engagement of its primary independent auditors for non-audit services. The Corporation has not engaged KPMG for any additional non-audit services other than those permitted under its policy unless such services were individually approved by the Corporation’s Audit Committee.

Approval of Independent Auditor Services and Fees

The Corporation’s Audit Committee has reviewed and approved all fees charged by the Corporation’s independent auditors, and actively monitored the relationship between audit and non-audit services provided. The Audit Committee has concluded that the provision of services by KPMG was consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions. Effective January 1, 2003, the Corporation adopted a policy that it would no longer engage its primary independent auditors for non-audit services other than “audit-related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chair of the Audit Committee and presented to the full committee at its next regular meeting. The policy also includes limitations on the hiring of KPMG partners and other professionals to ensure that we satisfy the SEC’s auditor independence rules.

Under the policy approved by the Audit Committee, the Audit Committee must pre-approve all services provided by the Corporation’s independent auditors and fees charged. The Audit Committee will consider annually the provision of audit services and, if appropriate, pre-approve certain defined audit fees, audit-related fees, tax fees and other fees with specific dollar value limits for each category of service. During the year, the Audit Committee will periodically monitor the levels of KPMG fees against the pre-approved limits. The Audit

Committee will also consider on a case by case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chair of the Audit Committee for approval and to the full Audit Committee at its next regular meeting.

Administration of the policy is centralized within, and monitored by, the Corporation’s senior corporate financial management, which reports throughout the year to the Audit Committee.

CORPORATE GOVERNANCE

The Corporation aspires to the highest standards of ethical conduct: reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Corporation’s business.

Corporate Governance Guidelines

The Corporation’s Corporate Governance Guidelines embody many of our long-standing practices and in 2002 incorporated new policies and procedures, which strengthened our long-standing commitment to best practices. The full text of the Guidelines as approved by the Board is set forth in Annex A to this proxy statement. In addition, a copy of the Guidelines is available on our website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

The Guidelines outline the composition, qualifications and responsibilities of the Board of Directors. The Guidelines require that at least three of the members of the Board be independent. As the Corporation is a “controlled corporation” having 80% of its voting power held by Citibank, N.A., the NYSE does not require the Corporation to have a majority of independent directors on the Board. A description of our independence criteria and our independence determinations are set forth below. The number of other public company boards on which a director may serve is subject to a case-by-case review by the Board, in order to ensure that each director is able to devote sufficient time to perform his or her duties as a director.

The Guidelines require that all members of the committees of the Board be independent. The Board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of the Corporation.

The Guidelines provide for executive sessions at each Board meeting. The responsibility for presiding at the executive sessions is rotated from meeting to meeting among the chairpersons of each Board committee.

Directors are expected to attend board meetings, meetings of the committees on which they serve and the annual meeting of stockholders. All directors attended the Corporation’s 2004 annual meeting of stockholders.

Under the Guidelines, the Chairman of the Board, in consultation with the other directors, conducts an annual review of Board performance and the performance of each committee. Each committee is also required to conduct its own self-evaluation. The results of these evaluations are required to be reported to the Board. Directors have full and free access to senior management and other employees of the Corporation and are provided with an orientation program for new directors and access to continuing education programs. The Board reviews the compensation committee’s report on the Chief Executive Officer’s performance in order to ensure that the Chief Executive Officer is providing the best leadership for the Corporation in the long and short term. The Board also works with the compensation committee to evaluate potential successors to the Chief Executive Officer.

If an outside director or an immediate family member of a director serves as a director, trustee or executive officer of a foundation, university or other non-profit organization and such entity receives contributions from the Corporation or its affiliates, such contributions will be reported to the Board. If the annual contributions exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of such entity, such contributions shall be given special consideration by the Board for purposes of making the independence determination with respect to the director.

If an outside director serves as an executive officer of a foundation, university, or other non-profit organization and such entity has received, within the preceding three years, annual contributions from the Corporation or its affiliates that exceed the greater of $1 million or 2% of the annual consolidated gross revenue of such entity, such contributions are required to be disclosed in the Corporation’s proxy statement.

The Guidelines restrict certain financial transactions between the Corporation and senior management and their immediate families. Personal loans to directors and their immediate family members other than credit cards, charge cards, and overdraft checking privileges made on market terms in the ordinary course of business are prohibited. Also prohibited are personal loans to executive officers or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, and overdraft checking privileges.

The Guidelines prohibit investments by the Corporation or any member of senior management in a private entity in which a director is a principal or a publicly-traded entity in which a director owns or controls a 10% interest.

Director Independence

The Board has adopted categorical standards to assist the Board in evaluating the independence of each of its directors. The standards describe various types of relationships that could potentially exist between a Board member and the Corporation and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the standards that, in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these categorical standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules and regulations, the board has determined that each of the following directors is independent: Rodman L. Drake, Glenda B. Glover and Evelyn E. Handler. As the Corporation is a “controlled corporation” having 80% of its voting power held by Citibank, N.A., the corporate governance rules of the NYSE do not require the Corporation to have a majority of independent directors on the Board. In accordance with the corporate governance rules of the NYSE and our Corporate Governance Guidelines, the Corporation therefore does not have a majority of independent directors.

Categorical Standards

Relationships as Client

•	Neither a director nor any immediate family member shall have any personal loans from the Corporation, except for credit cards, charge cards and overdraft checking privileges in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. In addition, affiliates of the Corporation may provide home mortgages and home improvement loans made in the ordinary course of business, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered, to directors who are employees of the Corporation or its affiliates.

•	Any other financial services provided to a director or any member of his/her immediate family by the Corporation must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Advisory and Consulting Arrangements

Neither a director nor any immediate family member of a director shall, during any 12-month period within the last three years, have received, directly or indirectly, from the Corporation any compensatory fees or benefits in an amount greater than $100,000, other than (a) standard compensation arrangements applicable to non-employee directors generally; or (b) compensation paid to an immediate family member of a director who is a non-executive employee of the Corporation.

Business Relationships

•	All payments made by the Corporation or its parent or affiliates to, and payments received by the Corporation from, a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	In addition, the aggregate amount of payments in any of the last three fiscal years by the Corporation and its affiliates to, and to the Corporation and its affiliates from, any company of which a director is an executive officer or employee or where an immediate family member of a director is an executive officer, must not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the company receiving the payment.

Charitable Contributions

Annual contributions made by the Corporation or its parent or affiliates in any of the last three fiscal years to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the Charitable Organization.

Employment/Affiliations

•	An outside director shall not:

(i)	be or have been an employee of the Corporation within the last three years; or

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Corporation serves or has served on the compensation committee of a company that concurrently employs or employed the director.

•	An outside director may not have a family member who:

(i)	is an executive officer of the Corporation or has been within the last three years; or

(ii)	is, or within the past three years has been part of an interlocking directorate in which an executive officer of the Corporation serves or has served on the compensation committee of a company that concurrently employs or employed such family member.

•	Neither a director nor an immediate family member may be a current partner of a firm that is the Corporation’s internal or external auditor; (B) a director may not be a current employee of such a firm; (C) a director may not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director or an immediate family member may not have been within the last three years a partner or employee of such a firm and personally worked on the Corporation’s audit within that time.

•	No member of the Audit Committee shall be an affiliated person of the Corporation.

Definitions

For purposes of these independence standards, (i) the term “immediate family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home, (ii) the term “primary business affiliation” means an entity of which the director or immediate family member is an officer, partner or employee or in which the director owns directly or indirectly at least a 5% equity interest, (iii) the term “executive officer” has the same meaning as “officer” under Rule 16a-1(f) under the Securities Exchange Act of 1934, and (iv) the term “consolidated gross revenues” means consolidated gross revenues as reported on a company’s consolidated financial statements.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with a member or members of the Board of Directors, including the non-management directors as a group, may do so by addressing their correspondence to the board member or members, c/o the Corporate Secretary, The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901. The Board of Directors has unanimously approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Code of Ethics

The Board has adopted a Code of Ethics for Financial Professionals governing the principal executive officer of the Corporation and all Corporation professionals serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on our website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320. Click on “Investors,” then “Board and Management” and then “Code of Ethics for Financial Professionals.” It is listed as an exhibit to the Corporation’s Annual Report on Form 10-K. The Corporation intends to disclose amendments to, or waivers from, the Code of Ethics, if any, on the Corporation’s website.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern the activities of the Corporation, and establishes guidelines for professional conduct in the workplace. The Code of Conduct applies to directors as well as employees. Every employee is required to read and sign the Code of Conduct. A copy of the Code of Conduct is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320. Click on “Investors,” then “Board and Management” and then “Code of Conduct.”

OTHER MATTERS

The Corporation will bear the cost of solicitation of proxies. Proxies may be solicited by mail, personal interview or telephone. Directors, officers and regular employees of the Corporation may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $20,000 plus out-of-pocket expenses.

As of the date of this Proxy Statement, the Corporation does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

Only stockholders of record at the close of business (5:00 P.M., Eastern Time) on March 31, 2005 will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign the enclosed proxy card, solicited on behalf of the Corporation’s Board, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders’ directions. Signing the proxy card does not affect a stockholder’s right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by sending in a new proxy card with a later date, or sending a written notice of revocation to the Corporation’s Investor Relations Office at the address set forth below, prior to the convening of the meeting. If a stockholder attends the Annual Meeting in person, the stockholder may request that a previously submitted proxy not be used. If no directions are given, proxies will be voted for the election of directors and for the approval of the selection of independent auditors. On these matters, abstentions and broker non-votes are not considered votes cast.

Citibank, N.A., an indirect wholly-owned subsidiary of Citigroup, which exercises sole voting power over a majority of the outstanding shares of common stock, has advised the Corporation that it intends to vote all such shares in favor of the election of the nominees named herein and the ratification of the Corporation’s independent auditors. Because of the voting power of Citibank, N.A., the nominees are assured election and the ratification of independent auditors is assured passage.

Copies of the Corporation’s Annual Report to Stockholders and Form 10-K may be obtained without charge by writing to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN THE STUDENT LOAN CORPORATION’S 2005 PROXY STATEMENT

In accordance with Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Corporation will accept proposals of stockholders for possible inclusion in the Corporation’s 2006 Proxy Statement through the close of business on December 27, 2005.

In accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Exchange Act, proxies solicited by the Board of Directors will confer discretionary voting authority with respect to any proposal raised at our 2006 Annual Meeting as to which the proponent has not notified us by March 13, 2006.

ANNEX A

THE STUDENT LOAN CORPORATION

CORPORATE GOVERNANCE GUIDELINES

As of April 12, 2004

Mission

The Student Loan Corporation (the “Corporation”) aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Corporation’s business.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective governance over the Corporation’s affairs for the benefit of its stockholders, and to balance the interests of its constituencies, including the educational institutions that it works with, its customers and employees. In all actions taken by the Board, the Directors are expected to exercise their sound business judgment in what they reasonably believe to be in the best interests of the Corporation. In discharging that obligation, absent evidence to the contrary, Directors may rely on the honesty and integrity of the Corporation’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, with the flexibility to increase the number of members in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. Independent Directors (as defined herein) shall be recommended to the Board of Directors by the Chairman for approval, after consultation by the Chairman with the Compensation Committee. All other Directors may be nominated from time to time by the majority shareholder of the Corporation and be recommended to the Board of Directors for approval. At each Annual Meeting, up to three members of the Board of Directors are elected by stockholders to serve for a three-year term.

Independence and Qualification of Directors

At least three of the members of the Board should be independent. The Corporation is not required to have a majority of Independent Directors since 80% of its shares of stock are held by its affiliate, Citibank, N.A. All such members of the Board meeting such criteria shall be referred to herein as “Independent Directors.” The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Board, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director.

The Board has adopted the categorical standards set forth in the attached Exhibit “A” to assist the Board in making the independence determination. These categorical standards are intended to comply with the New York Stock Exchange (“NYSE”) corporate governance rules and any other applicable laws, rules and regulations regarding independence in effect from time to time. An outside Director shall qualify as independent for purposes of service on the Board of the Corporation and its committees if the Board has determined that the Director has no material relationship with the Corporation.

A Director shall be deemed to have no material relationship with the Corporation and will qualify as independent if (a) the Director meets the categorical standards set forth in Exhibit “A” attached to these

Guidelines and (b) there exists any relationship or transaction of a type not specifically mentioned in Exhibit “A” then, taking into account all relevant facts and circumstances, the Board has determined that the existence of such other relationship or transaction is not material and would not impair the Director’s exercise of independent judgment.

Qualifications for Director Candidates

One the of the Board’s most important responsibilities is identifying, evaluating and selecting candidates for the Board of Directors. The Chairman of the Board reviews the qualifications of potential director candidates and makes recommendations to the whole Board, after consultation by the Chairman with the Compensation Committee. The factors considered by the Board in its review of potential candidates include:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•	Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making.

•	Whether the candidate has special skills, expertise and background that adds to and complements the range of skills, expertise and background of the existing directors.

•	Whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of the Corporation’s stockholders and our other stakeholders in reaching decisions.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment by the Board and cannot be measured in any mathematical or routine way.

Additional Board Service

The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Board, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director. Members of the Audit Committee may not serve on more than three public company audit committees, including the Audit Committee of the Corporation.

Interlocking Directorates

No inside Director or executive officer of the Corporation shall serve as a director of a Corporation where an outside Director of Corporation is an executive officer.

Retirement from the Board

Directors appointed to the Board may serve on the Board until the Annual Meeting of the Corporation next following their 72nd birthday, and may not be re-elected after reaching age 72, unless this requirement has been waived by the Board for a valid reason. This provision shall not be applicable to any Director who has been appointed to serve one or more terms as a member of the Board of the Directors prior to July 1, 2002.

Evaluation of Board Performance/Term Limits

The Chairman of the Board, in consultation with the other Directors, shall conduct an annual review of Board performance and Board committee performance. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each Director’s skills, areas of expertise, qualification as independent under the NYSE corporate governance rules and any other applicable laws, rules and regulations, consideration of any changes in a Director’s responsibilities that may have occurred since the Director was first elected to the Board, and such other factors as may be determined to be appropriate for review. Each Committee shall conduct an annual evaluation of its own performance as provided in its charter. The results of the review of Board and Committee evaluations shall be summarized and presented to the Board. The Corporation has not adopted term limits for Directors.

Attendance at Meetings

Directors are expected to attend the Corporation’s Annual Meeting of Stockholders, Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the Directors prior to the meeting, in order to provide time for review. The Chairman shall establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and shall also establish the agenda for each Board meeting. Each Board member is free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting. The non-management directors shall meet in executive session at each meeting without the Chief Executive Officer or any other Directors present. The responsibility for presiding at the executive sessions shall be rotated from meeting to meeting among the Chairs of each Board committee. The rotational nature of this responsibility shall be disclosed in the Corporation’s annual proxy statement.

Annual Strategic Review

The Board shall review the Corporation’s strategic plans and the principal issues that it expects the Corporation may face in the future during at least one Board meeting each year.

Communications

The Board believes that the senior management speaks for the Corporation. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Corporation, subject, however, to receipt of prior approval from a majority of Board members.

Board Committees

The standing committees of the Board are the Audit Committee and the Compensation Committee. All members of these committees shall meet the independence criteria, as determined by the Board, set forth in the NYSE listing standards, and any other applicable laws, rules or regulations regarding independence. The members of the Audit Committee and Compensation Committee, and the Chairs of such Committees, shall be appointed by the Board on the recommendation of the Chairman of the Board, and may be removed by the Board. Committee Chairs and members shall be rotated at the recommendation of the Chairman of the Board.

Each committee shall have its own written charter which shall comply with the applicable NYSE corporate governance rules, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board. The Audit Committee charter and the Compensation Committee charter shall be approved and adopted by the Board.

The Chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year each committee shall establish a schedule of major topics to be discussed during the year (to the degree these can be foreseen). The agenda for each committee meeting shall be furnished to all Directors in advance of the meeting, and each independent director may attend any meeting of any committee, whether or not he or she is a member of that committee.

The Board and each committee shall have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary for Board purposes or for any committee purpose, without consulting or obtaining the approval of senior management of the Corporation in advance; however, each committee must provide notice to the Chairman of the Board of any retained services.

The Board may establish or maintain additional committees as necessary or appropriate.

Director Access to Senior Management

Directors shall have full and free access to senior management and other employees of the Corporation. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer or the Secretary or directly by the Director. The Board welcomes regular attendance at each Board meeting by senior management of the Corporation. If the Chief Executive Officer wishes to have additional Corporation personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Chairman of the Board. This recommendation shall be based on an annual review of director compensation of companies of similar size and market capitalization. Directors who are employees of the Corporation or any of its subsidiaries or affiliates shall not receive any compensation for their services as Directors. Directors who are not employees of the Corporation or any of its subsidiaries or affiliates shall not enter into any consulting arrangements with the Corporation nor its competitors. Directors who serve on the Audit Committee shall not directly or indirectly provide or receive compensation for providing accounting, consulting, legal, investment banking or financial advisory services to the Corporation.

Charitable Contributions

If an outside Director or an immediate family member of an outside Director serves as a director, trustee or executive officer of a foundation, university or other non-profit organization (“Charitable Organization”) and such Charitable Organization receives contributions from the Corporation, such contributions will be reported to the Board. If the annual contributions exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the Charitable Organization, such contributions shall be given special consideration by the Board for purposes of making the independence determination with respect to the Director.

If an outside Director serves as an executive officer of a Charitable Organization and such Charitable Organization has received within the preceding three years, annual contributions from the Corporation that exceed the greater of $1 million or 2% of the annual consolidated gross revenue of the Charitable Organization, such contributions are required to be disclosed in the Corporation’s proxy statement.

Director Orientation and Continuing Education

The Corporation shall provide an orientation program for new Directors. Attendance by new Directors at such orientation programs shall be mandatory. The Corporation shall also provide continuing education programs for all members of the Board from time to time. These programs shall include presentations by senior management on the Corporation’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and executive officers and its internal and independent auditors. The orientation program may also include visits to certain of the Corporation’s significant facilities, to the extent practical, or to industry sales conferences. All Directors are invited to participate in the orientation and continuing education programs.

Chief Executive Officer and Senior Officer Performance

The Compensation Committee shall conduct an annual review of the Chief Executive Officer’s performance, as well as the performance of all other senior officers, as set forth in its charter. The Board of Directors shall review the Compensation Committee’s report in order to ensure that the Chief Executive Officer is providing the best leadership for the Corporation in the long and short term.

Succession Planning

The Compensation Committee shall make an annual report to the Board on succession planning. The Chairman shall meet periodically with the Compensation Committee in order to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. Candidates for the role of successor to the Chief Executive Officer shall be nominated by the Chairman and reviewed by the Compensation Committee prior to succession.

Code of Conduct and Code of Ethics

The Corporation has adopted a Code of Conduct, Code of Ethics for Financial Professionals and other internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Corporation’s business operations. The Code of Conduct applies to all employees of the Corporation, as well as to directors, temporary workers and other independent contractors and consultants when engaged by or otherwise representing the Corporation and its interests. In addition, the Corporation has adopted a Code of Ethics for Financial Professionals which applies to the principal executive officers of the Corporation and all professionals serving the Corporation in a finance, accounting, treasury, tax or investor relations role. The Audit Committee shall monitor compliance with the Code of Conduct, Code of Ethics for Financial Professionals and other internal policies and guidelines.

Insider Transactions

The Corporation prohibits purchases of Corporation stock by the Corporation from employees. Directors and executive officers of the Corporation shall comply in all respects with the terms of the Corporation’s Personal Trading Policy.

Stock Options

The Corporation prohibits the repricing of any stock options offered to its employees.

Transactions with Directors

To the extent transactions, including brokerage services, banking services, insurance services and other financial services, between the Corporation and any Director of family member of a Director are not otherwise specifically prohibited under these Corporate Governance Guidelines or other policies of the Corporation, such transactions shall be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliates.

Loans to Directors and Executive Officers

The Corporation shall not make any personal loans to Directors or to immediate family members of Directors. The only exceptions shall be for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business of the Corporation or one of its affiliates, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public. In addition, the Corporation or one of its affiliates may provide home mortgages and home improvement loans made in the ordinary course of business, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered, to Directors who are employees of the Corporation or its affiliates.

Loans to Executive Officers

The Corporation shall not make any personal loans to executive officers, or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker dealer subsidiary of the Corporation or one of its affiliates made in the ordinary course of business of the Corporation or one of its affiliates, of a type that is generally made available to the public, and is on market term, or terms that are no more favorable than those offered to the general public.

Investments

Neither the Corporation nor any member of senior management shall make any investment in a partnership or other privately-held entity in which a Director is a principal or in a publicly-traded company in which a Director directly owns or controls more than a 10% interest.

No Director may invest in a third party entity when the investment opportunity is made available to him or her because of such individual’s status as a Director. A Director or family member of a Director may participate in investment opportunities offered or sponsored by the Corporation provided they are offered on substantially similar terms as those for comparable transactions with similarly situated non-affiliated persons.

No Director or family member of a Director shall receive an IPO allocation.

Members of senior management may not invest in partnerships or other investment opportunities sponsored, or otherwise made available, by the Corporation, unless their participation is approved in advance by the Board. Such approval shall not be required if the investment opportunity is offered to other qualified employees and investment by senior management is approved by the Board; or is offered to senior management on the same terms as those offered to qualified persons who are not employees of the Corporation. Comparable principles shall apply to Directors and their family members who may be given the opportunity to invest in an employee program.

No member of senior management may invest in a third party entity, except for investments permitted by the foregoing paragraph, when the investment opportunity is made available to him or her as a result of such individual’s status as a member of senior management of the Corporation.

Indemnification

The Corporation provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Corporation’s certificate of incorporation and by-laws.

Amendments

The Board may amend these Corporate Governance Guidelines, or grant waivers in exceptional circumstances, provided that any such modification or waiver may not be a violation of any applicable law, rule or regulation and further provided that any such modification or waiver is appropriately disclosed.

Exhibit A

The Student Loan Corporation

Director Independence Standards

Approved as of April 13, 2005

An outside director shall qualify as independent for purposes of service on the Board of The Student Loan Corporation (the “Corporation”) and its Committees if the Board, after taking into account all relevant facts and circumstances, has determined that the director, and any immediate family member of the director, has no material relationship with the Corporation. These Director Independence Standards have been drafted to provide guidance to the Board in making independence determinations, and are intended to supplement the provisions contained in the Corporation’s Corporate Governance Guidelines. A fundamental premise of the Standards is that any permitted transactions between the Corporation and a director or his/her immediate family members or their respective primary business affiliations shall be on arms-length, market terms.

Relationships as Client

•	Neither a director nor any immediate family member shall have any personal loans from the Corporation, except for credit cards, charge cards and overdraft checking privileges provided by affiliates of the Corporation in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. In addition, affiliates of the Corporation may provide home mortgages and home improvement loans made in the ordinary course of business, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered, to directors who are employees of the Corporation or its affiliates. Notwithstanding the foregoing, any extensions of credit by the Corporation or its subsidiaries to such entity or its subsidiaries must comply with applicable law, including the Sarbanes-Oxley Act of 2002, Regulation O of the Federal Reserve and FDIC guidelines.

•	Any other financial services provided to a director or any member of his/her immediate family by the Corporation must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Advisory and Consulting Arrangements

Neither a director nor any immediate family member of a director shall:

•	During any 12-month period within the last three years, have received, directly or indirectly, from the Corporation any compensatory fees or benefits in an amount greater than $100,000, other than (a) standard compensation arrangements applicable to non-employee directors generally; or (b) compensation paid to an immediate family member of a director who is a non-executive employee of the Corporation.

Business Relationships

•	All payments made by the Corporation or its parent or affiliates to, and payments received by the Corporation from, a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	In addition, the aggregate amount of payments in any of the last three fiscal years by the Corporation and its affiliates to, and to the Corporation and its affiliates from, any company of which a director is an executive officer or employee or where an immediate family member of a director is an executive officer, must not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the company receiving the payment.

Charitable Contributions

Annual contributions made by the Corporation or its parent or affiliates in any of the last three fiscal years to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the Charitable Organization.

Employment/Affiliations

•	An outside director shall not:

(i)	be or have been an employee of the Corporation within the last three years; or

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of The Student Loan Corporation serves or has served on the compensation committee of a company that concurrently employs or employed the director.

•	An outside director may not have a family member who:

(i)	is an executive officer of The Student Loan Corporation or has been within the last three years; or

(ii)	is, or within the past three years has been part of an interlocking directorate in which an executive officer of The Student Loan Corporation serves or has served on the compensation committee of a company that concurrently employs or employed such family member.

•	Neither a director nor an immediate family member may be a current partner of a firm that is The Student Loan Corporation’s internal or external auditor; (B) a director may not be a current employee of such a firm; (C) a director may not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director or an immediate family member may not have been within the last three years a partner or employee of such a firm and personally worked on The Student Loan Corporation’s audit within that time.

•	No member of the Audit Committee shall be an affiliated person of the Corporation.

Definitions

For purposes of these independence standards, (i) the term “immediate family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home, (ii) the term “primary business affiliation” means an entity of which the director or immediate family member is an officer, partner or employee or in which the director owns directly or indirectly at least a 5% equity interest, (iii) the term “executive officer” has the same meaning as “officer” under Rule 16a-1(f) under the Securities Exchange Act of 1934, and (iv) the term “consolidated gross revenues” means consolidated gross revenues as reported on a company’s consolidated financial statements.

2005 PROXY

THE STUDENT LOAN CORPORATION

Annual Meeting of Stockholders—May 19, 2005, 8:30 A.M. (Eastern Time)

The Waldorf-Astoria

301 Park Avenue

New York, New York 10022

(212) 355-3000

INSTRUCTIONS—To withhold authority to vote for any individual nominee,

write that nominee’s name on the line provided below.

Gina Doynow, Rodman L. Drake, Stephanie B. Mudick, Michael J. Reardon and Simon Williams

Stock is NOT to be voted for the following nominee(s) for director:

The undersigned appoints Michael J. Reardon and Daniel P. McHugh, or any of them, proxies, each having power to substitute another person to vote all the stock of The Student Loan Corporation held of record by the undersigned on March 31, 2005 at the Annual Meeting of Stockholders of The Student Loan Corporation to be held on May 19, 2005 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) to ratify the selection of KPMG LLP as Independent Auditors. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted. Unless you otherwise indicate, this proxy will be voted “FOR” the election of all directors and “FOR” the ratification of Independent Auditors.

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend.

This Proxy is Solicited on Behalf of the Board of Directors

PROPOSALS OF THE BOARD OF DIRECTORS

The Directors Recommend a Vote FOR

I. Election of Directors

☐  FOR        ☐    WITHHOLD*         ☐  ABSTAIN

Nominees: Gina Doynow, Rodman L. Drake, Stephanie B. Mudick, Michael J. Reardon and Simon Williams

II. Ratification of KPMG LLP as Independent Auditors

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

*  To withhold authority to vote for any one or more individual nominees, mark this box AND write that nominee’s name on the line provided on the reverse side of this card.

This Proxy is Solicited on Behalf

of the Board of Directors

Please Sign Here exactly as your name(s)

appear(s) to the left.

Dated:

When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Unless you otherwise indicate, this proxy will be voted “FOR” the election of all directors and “FOR” the proposal on Independent Auditors.